                                                                   EXHIBIT 10.31

May 30, 2000

Steve Kane
1425 San Raymundo Road
Hillsborough, CA  94010

Dear Steve,

     On behalf of Neoforma, Inc. (the "Company"), I am pleased to offer you a position with the Company based upon the following terms:

     1. Position. Upon acceptance of this offer, you will become a Vice President of Human Resources, reporting to Fred Ruegsegger, our Chief Financial Officer. You will be expected to devote at least forty (40) hours per week to the performance of your duties and to give your best efforts to such duties. Your position may require that you travel from time to time as the Company may reasonably request and as shall be appropriate and necessary in the performance of your duties.

     2. Effective Date. The effective date of employment shall be: _May 30, 2000.

     3. AT-WILL EMPLOYMENT. YOU SHOULD BE AWARE THAT YOUR EMPLOYMENT WITH THE COMPANY IS FOR NO SPECIFIED PERIOD AND CONSTITUTES "AT-WILL" EMPLOYMENT. AS A RESULT, YOU ARE FREE TO TERMINATE YOUR EMPLOYMENT AT ANY TIME, FOR ANY REASON OR FOR NO REASON. SIMILARLY, THE COMPANY IS FREE TO TERMINATE YOUR EMPLOYMENT, AT ANY TIME, FOR ANY REASON OR FOR NO REASON AND THAT THE TERMS OF YOUR EMPLOYMENT, INCLUDING BUT NOT LIMITED TO PROMOTION, DEMOTION, TRANSFER, COMPENSATION, BENEFITS, DUTIES AND LOCATION OF WORK MAY BE CHANGED AT ANY TIME, FOR ANY REASON OR FOR NO REASON IN THE EVENT OF TERMINATION OF YOUR EMPLOYMENT, YOU WILL NOT BE ENTITLED TO ANY PAYMENTS, BENEFITS, DAMAGES, AWARDS OR COMPENSATION OTHER THAN AS MAY OTHERWISE BE AVAILABLE IN ACCORDANCE WITH THE COMPANY'S ESTABLISHED EMPLOYEE PLANS AND POLICIES AT THE TIME OF TERMINATION.

     4. Compensation. The Company will pay you a salary of $165,000 per annum, which is equivalent to $6,875.00 semi-monthly, less applicable withholdings, payable in accordance with the Company's standard payroll policies. Your salary will begin as of the effective date of employment. The first and last payment by the Company to you will be prorated, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period. Also, the Company will make available an annual bonus amount of 25% (a fourth of which may be paid out quarterly) which is tied to MBOs established with your manager.


     5. Vacation and Benefits. Upon the Effective Date of your employment and then for so long as you are employed by the Company you will accrue 1.25 days of paid time off ("PTO") for each full month you are employed by the Company. Vacation days and sick leave shall both be deducted from your accrued PTO. You will also be entitled to standard fringe benefits in accordance with the Company's practices covering employees, as such benefits may be in effect from time to time. Please contact Human Resources if you would like additional information regarding benefits.

     6. Stock Option. Subject to action by the Company's board of directors and compliance with applicable state and federal securities laws, the Company will grant to you an option (the "Option") to purchase 150,000 shares of the Company's Common Stock pursuant to the Company's 1999 Incentive Stock Plan (the "Plan") adopted by the board of directors and stockholders of the Company. The exercise price of the Option will be the fair market value of the Company's Common Stock on the date of grant as determined by the Company's board of directors. The Option will vest over four (4) years with one quarter (1/4) of the shares vesting at the end of one full year following your effective date of employment with the Company and an additional one forty-eighth (1/48) of the shares will vest each full month thereafter until all of the shares are exercisable, subject to all provisions of the Plan and your continued employment with the Company. In the event of a change of control of the Corporation, one half of your unvested stock options will vest and become immediately exercisable if your employment is terminated or your responsibilities are substantially reduced without cause within one year after the change in control.

     7. Employment, Confidential Information, Invention Assignment and Arbitration Agreement. As a condition of accepting this offer of employment, you will be required to complete, sign and return the Company's standard form of Employment, Confidential Information, Invention Assignment and Arbitration Agreement.

     8. Immigration Laws. For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within 3 business days of the effective date of your employment, or your employment relationship with the Company may be terminated.

     9. Conflicting Employment. During the period that you render services to the Company, you will not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this offer letter, agreement(s) representing stock options granted to you, if any, under the Plan and the Company's Employment, Confidential Information, Invention Assignment and Arbitration Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

     10. Entire Agreement. This offer letter, the Employment, Confidential Information, Invention Assignment and Arbitration Agreement and the agreement(s) representing stock options granted to you, if any, under the Plan, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements, whether written or oral. Offer is contingent upon securing written release from present employer, acceptable to Neoforma.com

     11. Amendment. This agreement can only be amended in writing signed by you and an officer of the Company. Any waiver of a right under this agreement must be in writing.

     12. Governing Law. This agreement will be governed under the laws of the State of California applicable to such agreements made and to be performed entirely within such State.

     13. Severance. Notwithstanding Paragraph 3 above, if the Company terminates your employment other than for justifiable cause (as defined below), the Company shall pay to you a lump-sum amount equal to three (3) months of your annual base salary at the time of termination, less applicable withholdings. "Justifiable Cause" shall include the commission of a felony, acts of moral turpitude, your refusal to obey a lawful order of the board of directors, or the misuse of corporate funds or opportunities.

     We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing the enclosed copy of this letter in the space provided below and returning it to me within three days.

                                             Sincerely,

                                             NEOFORMA, INC.


                                             By:
                                                --------------------------------
                                                Fred Ruegsegger,
                                                Chief Financial Officer


AGREED AND ACCEPTED:
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